                           STOCK ACQUISITION AGREEMENT

                                 BY AND BETWEEN

                                    NHS, INC.

                                       AND

                            SUNLINK HEALTHCARE CORP.

                          DATED AS OF JANUARY 31, 2001



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                                TABLE OF CONTENTS
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
ARTICLE 1.          DEFINITIONS...................................................................................1

ARTICLE 2.          ACQUISITION OF STOCK; CONSIDERATION...........................................................6
   Section 2.1      Acquisition of Stock..........................................................................6
   Section 2.2      Purchase Price and Payment....................................................................6
   Section 2.3      Purchase Price Adjustment.....................................................................7
   Section 2.4      Amount of Purchase Price Adjustment...........................................................8
   Section 2.5      Dispute of Adjustments........................................................................8
   Section 2.6      Closing.......................................................................................9

ARTICLE 3.          REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.................................................9
   Section 3.1      Organization of the Companies.................................................................9
   Section 3.2      Authority.....................................................................................9
   Section 3.3      Capitalization of Companies..................................................................10
   Section 3.4      Subsidiaries.................................................................................10
   Section 3.5      Capitalization of the Company Subsidiaries...................................................11
   Section 3.6      Financial Statements.........................................................................11
   Section 3.7      Undisclosed Liabilities......................................................................12
   Section 3.8      Absence of Certain Changes or Events.........................................................12
   Section 3.9      Litigation...................................................................................12
   Section 3.10     Compliance with Law; Governmental Approvals; Licenses........................................12
   Section 3.11     Medicare Participation/Accreditation.........................................................13
   Section 3.12     Employee Benefit Plans.......................................................................13
   Section 3.13     Environmental Matters........................................................................15
   Section 3.14     Taxes........................................................................................16
   Section 3.15     Insurance....................................................................................17
   Section 3.16     Labor Relations and Employment...............................................................17
   Section 3.17     Medical Staff Matters........................................................................17
   Section 3.18     Third Party Payor Cost Reports...............................................................17
   Section 3.19     Brokers or Finders...........................................................................18
   Section 3.20     Hospital Facilities..........................................................................18
   Section 3.21     Personal Property............................................................................19
   Section 3.22     Contracts....................................................................................19
   Section 3.23     Corporate Books and Records..................................................................21
   Section 3.24     Title and Condition of Assets................................................................21
   Section 3.25     Accounts Receivable..........................................................................21
   Section 3.26     Inventory....................................................................................22
   Section 3.27     Disclosure...................................................................................22

ARTICLE 4.          REPRESENTATIONS AND WARRANTIES OF ACQUIROR...................................................22
   Section 4.1      Organization of Acquiror.....................................................................22
   Section 4.2      Authority....................................................................................22

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
   Section 4.3      Litigation...................................................................................23
   Section 4.4      Compliance with Law; Governmental Approvals; Licenses........................................23
   Section 4.5      Funding......................................................................................24
   Section 4.6      Brokers or Finders...........................................................................24

ARTICLE 5.          CERTAIN UNDERSTANDINGS AND AGREEMENTS........................................................24
   Section 5.1      Intentionally Omitted........................................................................24
   Section 5.2      Confidentiality..............................................................................24
   Section 5.3      Post-Closing Access to Records...............................................................24
   Section 5.4      Benefits.....................................................................................24
   Section 5.5      Implied Warranties...........................................................................26
   Section 5.6      Intentionally Omitted........................................................................26
   Section 5.7      Retention and Severance Benefits.............................................................26
   Section 5.8      Records Held or Maintained by Stockholders or Its Affiliates.................................27
   Section 5.9      Certain Post Closing Obligations of Acquiror.................................................27
   Section 5.10     Home Office Reports and Cooperation on Reimbursement.........................................27

ARTICLE 6.          TAX MATTERS..................................................................................27
   Section 6.1      Tax Periods Ending on or Before the Closing Date.............................................27
   Section 6.2      Tax Periods Beginning Before and Ending After the Closing Date...............................28
   Section 6.3      Refunds and Tax Benefits.....................................................................28
   Section 6.4      Cooperation on Tax Matters...................................................................28
   Section 6.5      Tax Sharing Agreements.......................................................................29
   Section 6.6      Section 338 Election.........................................................................29
   Section 6.7      Taxes of Other Persons.......................................................................29

ARTICLE 7.          INTENTIONALLY OMITTED........................................................................30

ARTICLE 8.          INTENTIONALLY OMITTED........................................................................30

ARTICLE 9.          INTENTIONALLY OMITTED........................................................................30

ARTICLE 10.         INDEMNIFICATION..............................................................................30
   Section 10.1     Indemnification by Stockholder...............................................................30
   Section 10.2     Indemnification by Acquiror..................................................................30
   Section 10.3     Notice and Control of Litigation.............................................................31
   Section 10.4     Duration.....................................................................................32
   Section 10.5     Limitations on Indemnification; Limited Recourse.............................................32

ARTICLE 11.         MISCELLANEOUS................................................................................33
   Section 11.1     Notices......................................................................................33
   Section 11.2     Assignability; Parties in Interest...........................................................34
   Section 11.3     Governing Law................................................................................35
   Section 11.4     Counterparts.................................................................................35
   Section 11.5     Publicity....................................................................................35
   Section 11.6     Complete Agreement...........................................................................35
   Section 11.7     Amendments and Waivers.......................................................................35


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
   Section 11.8      Expenses....................................................................................35
   Section 11.9      Interpretation..............................................................................36
   Section 11.10     Severability................................................................................36
   Section 11.11     Further Assurances..........................................................................36
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
                           STOCK ACQUISITION AGREEMENT

         This Agreement is made as of the 31st day of January 2001, by and between SUNLINK HEALTHCARE CORP., a Delaware corporation ("Acquiror"), and NHS,
INC., a Delaware corporation ("Stockholder").

                                    RECITALS

         WHEREAS, Southern Health Corporation ("Southern"), Clanton Hospital,
Inc. ("Clanton") and Dexter Hospital, Inc. ("Dexter", together with "Southern" and "Clanton", the "Companies" and, each a "Company") are engaged in the business of operating general acute care hospitals and related healthcare services in Georgia, Mississippi, Missouri and Alabama;

         WHEREAS, Stockholder owns of record and beneficially, directly or indirectly, all of the issued and outstanding Stock (as defined below); and

         WHEREAS, Stockholder desires to sell all of the Stock and Acquiror desires to acquire all of the Stock, pursuant to the terms of this Agreement;

         NOW, THEREFORE, in order to consummate said transactions and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

         ARTICLE 1. DEFINITIONS.

         Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

         "Accounting Principles" means those accounting principles that are described on SCHEDULE A to this Agreement.

         "Acquiror" has the meaning specified in the Introduction.

         "Acquiror Closing Documents" has the meaning specified in SECTION
4.2(A).

         "Acquiror Subsidiaries" has the meaning specified in SECTION 4.2(B).

         "Acquiror Welfare Plan" has the meaning specified in SECTION 5.4(B).

         "Affiliate" of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

         "Agreement" means this Stock Acquisition Agreement, all Schedules hereto and all amendments, modifications and supplements hereto and thereto.

         "Allocable Amount" has the meaning specified in SECTION 6.6(B).

         "Assignment and Assumption Agreements" means all of the following: (i) the Assignment, Assumption and Indemnification Agreement in the form annexed to this Agreement as Exhibit A-1, (ii) the Assignment and Assumption Agreement concerning contracts with The Delta Group, Inc. in the form annexed to this Agreement as Exhibit A-2, (iii) the Assignment and Assumption Agreement concerning contracts with Shared Medical Services in the form annexed to this Agreement as Exhibit A-3, and (iv) the Assignment and Assumption Agreement concerning contracts with Medical Manager in the form annexed to this Agreement as Exhibit A-4.

         "Balloon Notes" has the meaning set forth in the Loan Agreement.

         "Business" means the business of the Companies as currently conducted.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended and in effect on the date hereof.

         "Clanton" has the meaning specified in the Recitals.

         "Clanton Stock" means the common stock, par value $0.01 per share, of Clanton.

         "Closing" has the meaning specified IN SECTION 2.7.

         "Closing Balance Sheet" has the meaning specified in SECTION 2.5.

         "Closing Date" has the meaning specified in SECTION 2.7.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect on the date hereof.

         "Companies" has the meaning specified in the Recitals.

         "Companies' 2000 Balance Sheets" has the meaning specified in SECTION 3.6.

         "Companies' 2000 Balance Sheets Date" has the meaning specified in
SECTION 3.6.

         "Companies' Group" has the meaning specified in SECTION 3.14(C).

         "Company" has the meaning specified in the Recitals.

         "Company Employee Plans" has the meaning specified in SECTION 3.12(A).


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         "Company Employees" has the meaning specified in SECTION 5.4(A).

         "Company ERISA Affiliate" has the meaning specified in Section 3.12(C).

         "Company Subsidiaries" has the meaning specified in SECTION 3.2(B).

         "Company Subsidiary Shares" has the meaning specified in SECTION
3.5(B).

         "Confidentiality Agreement" has the meaning specified in SECTION 5.2.

         "Dexter" has the meaning specified in the Recitals.

         "Dexter Stock" means the common stock, par value $0.01 per share, of Dexter.

         "Encumbrance" means any mortgage, claim, lien, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

         "Environment" means soil, surface waters, groundwater, land, surface or subsurface strata and air.

         "Environmental Laws" means any federal, state or local statute, law, regulation, rule, ordinance or enforceable guideline (including consent decrees and administrative orders) existing as of the date hereof which regulates, establishes standards, or imposes liability with respect to the Hazardous Substances in the Environment or public health.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles.

         "Governmental Agency" means any federal, state, local or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal.

         "Hazardous Substances" means any "hazardous waste," as defined in or pursuant to RCRA, any "hazardous substance" or "pollutant or contaminant," as defined in CERCLA, or any refined petroleum product, and any similar terms as defined under applicable state or local Environmental Laws.

         "Indemnified Party" has the meaning specified in SECTION 10.03.

         "Indemnifying Party" has the meaning specified in SECTION 10.03.

         "IRS" means the Internal Revenue Service.


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
         "Leased Real Property" has the meaning specified in SECTION 3.20(A).

         "Licenses" mean licenses, permits, certificates of need and other regulatory approvals.

         "Loan Agreement" means the Loan Agreement, dated the date of this Agreement between Acquiror, as borrower, its subsidiaries, and Stockholder, as lender.

         "Material Adverse Effect" means any change or effect that, individually or in the aggregate, would or would reasonably be expected to materially and adversely affect the financial condition, results of operations or assets of a Person excluding in all cases: (i) events or conditions generally affecting the industry in which the Person operates or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles, which generally affects entities such as the Person; (iii) events resulting from the execution and/or announcement of this Agreement; and (iv) any effect resulting from compliance by such Person with the terms of this Agreement.

         "Medicare" refers to the programs and other matters set out in Title XVIII of the Social Security Act, and successor programs.

         "Medicaid" refers to the programs and other matters set out in Title XIX of the Social Security Act, including related state programs, and successor programs.

         "Net Working Capital" has the meaning set forth on SCHEDULE B to this Agreement, which Schedule also sets forth Net Working Capital as of November 30, 2000 and December 31, 2000.

         "Net Working Capital Calculation" has the meaning specified in SECTION 2.5.

         "Non-Solicitation Agreement" means an agreement in the form annexed to this Agreement as Exhibit B.

         "Original Balloon Note" means the promissory note of Acquiror defined as such in the Loan Agreement in the original principal amount of $17,000,000.

         "Original Zero Coupon Note" means the promissory note of Acquiror defined as such in the Loan Agreement in the original principal amount of $2,000,000.

         "Owned Real Property" has the meaning specified in Section 3.20(A).

         "Permitted Encumbrances" means Encumbrances consisting of any claim, charge, easement or imperfection in title that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit or non-payment of taxes and (B) do not in the aggregate detract from the value of the property in any material respect or impair the use thereof in the operation of business by the Companies and the Company Subsidiaries in any material respect.


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         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Pickens" means Pickens Health Care Association, Inc.

         "Purchase Price" has the meaning specified in SECTION 2.2.

         "Purchase Price Adjustment" has the meaning specified in SECTION 2.3.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended and in effect on the date hereof.

         "Real Property Leases" has the meaning specified in Section 3.20(a).

         "Responsible Officer" means the president, chief executive, chief financial, chief accounting and/or chief legal officer of a party hereto.

         "Section 338 Elections" has the meaning specified in SECTION 6.6.

         "Section 338 Forms" has the meaning specified in SECTION 6.6.

         "Southeastern" means Southeastern HealthCare Alliance, Inc.

         "Southern" has the meaning specified in the Recitals.

         "Southern Stock" means the Class A common stock, par value $1.00 per share, of Southern. "Stock" means all of the issued and outstanding Clanton Stock, Dexter Stock and Southern Stock, collectively.

         "Stock Acquisition" has the meaning specified in SECTION 2.1.

         "Stockholder" has the meaning specified in the Introduction.

         "Stockholder Closing Documents" has the meaning specified in 3.2(A).

         "Subsidiary" means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

         "Tax" and "Taxes" means any income, gross receipts, license, employment, excise, stamp, customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, sales, use, transfer, registration, value added, estimated or other tax, fee, impost, fine, penalty or other charge of any kind whatsoever,


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including any interest, penalties and additions to tax, imposed by any governmental authority.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Transaction Documents" has the meaning ascribed thereto in the Loan Agreement.

         "TRICARE" means the program which is the successor to the Civilian Health and Medical Programs of the Uniformed Services (CHAMPUS).

         "Zero Coupon Note" has the meaning ascribed thereto in the Loan Agreement.

         ARTICLE 2. ACQUISITION OF STOCK; CONSIDERATION.

         Section 2.1 Acquisition of Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Stockholder shall sell, transfer and deliver to Acquiror, and Acquiror shall purchase, the Stock (collectively, the "Stock Acquisition").

         Section 2.2 Purchase Price and Payment. (a) The total purchase price (the "Purchase Price") to be paid by Acquiror for the Stock shall consist of the following:

                  (i)      $7,500,000 in cash;

                  (ii)     the Original Balloon Note;

                  (iii)    the Original Zero Coupon Note;

                  (iv) the assumption of certain liabilities pursuant to the Assignment and Assumption Agreements; and

                  (v) Acquiror's agreement to perform certain post-closing obligations and assume certain liabilities pursuant to SECTION 5.9.

         (b)      On the Closing Date, Stockholder shall deliver to Acquiror:

                  (i) certificates representing the Stock, either duly endorsed for transfer or accompanied by appropriate stock powers;

                  (ii) a certificate of the Secretary of Stockholder in the form annexed to this Agreement as Exhibit C;

                  (iii) a certificate of an officer of Stockholder in the form annexed hereto as Exhibit D;

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                  (iv)     a General Release Agreement in the form annexed
hereto as Exhibit E;

                  (v) a copy of each Assignment and Assumption Agreement duly executed on its behalf;

                  (vi) one or more opinions of counsel to Stockholder in the form annexed to this Agreement as Exhibit F;

                  (vii) a Non-Solicitation Agreement, duly executed on behalf of HCA - The Healthcare Company; and

                  (viii) evidence reasonably satisfactory to Acquiror that the persons listed on SCHEDULE 2.2(B)(VIII) are no longer officers or directors of the Companies or any Company Subsidiary or Southeastern or Pickens, and that directors selected by Acquiror have been elected as directors of Pickens.

         (c)      On the Closing Date, Acquiror shall deliver to Stockholder:

                  (i) the sum of $7,500,000 in cash, by wire transfer of immediately available funds to an account designated in writing by Stockholder on the Closing;

                  (ii) the Original Balloon Note, the Original Zero Coupon Note and the other Transaction Documents duly executed on its behalf;

                  (iii) a certificate of the Secretary of Acquiror in the form annexed to this Agreement as Exhibit G;

                  (iv) a certificate of an officer of Acquiror in the form annexed hereto as Exhibit H;

                  (v) a General Release Agreement in the form annexed hereto as Exhibit I duly executed on behalf of Acquiror, the Companies and the Company Subsidiaries;

                  (vi) a copy of each Assignment and Assumption Agreement duly executed on its behalf; and

                  (vii) one or more opinions of counsel to Acquiror in the form annexed to this Agreement as Exhibit J.

         Section 2.3 Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing Date in accordance with the provisions of
SECTION 2.5 (the "Purchase Price Adjustment"). Any dispute relating to the final determination of such adjustment in the Purchase Price shall be resolved in accordance with the dispute resolution procedure set forth in SECTION 2.6 hereof.

         Section 2.4       Intentionally Omitted.


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

         Section 2.5 Amount of Purchase Price Adjustment. Not more than sixty (60) days after the Closing Date, Acquiror shall deliver to Stockholder a consolidating and consolidated balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall (i) be prepared in accordance with GAAP, applied on a basis consistent with the Companies' 2000 Balance Sheets and utilizing the Accounting Principles and (ii) fairly present (subject to the exceptions set forth in SCHEDULE 3.6) in all material respects the financial condition of the Companies as of the Closing Date. The Closing Balance Sheet shall set forth the calculation of the Net Working Capital as of the Closing Date which shall be calculated in accordance with the calculation schedule set forth as Exhibit K to this Agreement (the "Net Working Capital Calculation") and based upon the Closing Balance Sheet. If and to the extent the Net Working Capital on the Closing Balance Sheet is less than $2,745,109, then the Purchase Price shall be adjusted (effective as of the Closing Date) by such amount by means of a reduction of the aggregate principal amount of the Original Balloon Notes then outstanding. If the Net Working Capital on the Closing Balance Sheet is greater than $2,745,109 then the Purchase Price shall be adjusted (effective as of the Closing Date) by such amount by means of an increase of the aggregate principal amount of the Original Balloon Notes then outstanding.

         Section 2.6 Dispute of Adjustments. Within forty-five (45) days after Acquiror's delivery of the Closing Balance Sheet and the Net Working Capital Calculation, Stockholder shall, in a written notice to Acquiror, either accept or describe in reasonable detail any objections to the proposed Purchase Price Adjustment and the reasons therefor, and shall include pertinent calculations. If Stockholder fails to deliver notice of its acceptance or objection to the proposed Purchase Price Adjustment within such forty-five (45) day period, Stockholder shall be deemed to have accepted it. In the event that Acquiror and Stockholder are not able to agree on the Purchase Price Adjustment within forty-five (45) days from and after the receipt by Acquiror of any objections raised by Stockholder, Acquiror and Stockholder shall each have the right to require that such disputed determination be submitted to a certified public accounting firm, which shall be selected by Stockholder from a list of three independent certified public accounting firms previously submitted to Stockholder in writing by Acquiror. Any such independent certified public accounting firm shall be a nationally recognized accounting firm with recognized expertise in the healthcare industry and shall not have been engaged by Stockholder, Charterhouse Equity Partners II, L.P., HCA-The Healthcare Company or any of their respective Affiliates, on the one hand, or Acquiror, Krug International Corp. or any of their respective Affiliates, on the other, during the preceding three years. The results of such accounting firm's report shall be final and binding upon Acquiror and Stockholder, and such accounting firm's fees and expenses for such disputed determination shall be borne equally by the parties. Each of the parties agrees upon request of the other to execute such amendments and/or replacement Balloon Notes promptly upon agreement of Stockholder and Acquiror or as determined by such accounting firm's report, in the case of a dispute, in the amount of the Purchase Price Adjustment. At all reasonable times following delivery by Acquiror to Stockholder of the proposed Closing Balance Sheet as provided in Section 2.5, Acquiror shall upon request make available for inspection by Stockholder and its agents (including its accountants) all books and records of the Companies and the Company Subsidiaries related to the determination of Net Working Capital, including all accounting work papers and journal entries underlying the Closing Balance Sheet.


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
         Section 2.7 Closing. The closing of the Stock Acquisition (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement at the offices of Proskauer Rose LLP, 1585 Broadway, New York, NY 10036-8299. The date of the Closing is referred to herein as the "Closing Date."


                  ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.


                  Stockholder hereby represents and warrants to Acquiror as follows:

                  Section 3.1       Organization of the Companies.

                  (a) Each of Stockholder, the Companies, Pickens and Southeastern is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with requisite corporate power and authority to own, lease and operate its properties and to carry on its business (or non-profit purpose, in the case of Pickens and Southeastern) as now being conducted therein, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on any Company.

                  (b) True and complete copies of the certificates of incorporation and the by-laws of each of the Companies, Pickens and Southeastern, as in effect on the date hereof have been furnished to Acquiror.

                  Section 3.2       Authority.

                  (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Stockholder (including, without limitation, the execution, delivery and performance of the agreements, instruments and other documents to be executed by it pursuant to this Agreement (collectively, "Stockholder Closing Documents")) has been duly authorized by requisite corporate action, and no other acts or other proceedings on the part of Stockholder are necessary to authorize this Agreement or the transactions contemplated hereby by Stockholder. This Agreement and the other Stockholder Closing Documents have been duly executed and delivered by Stockholder and (assuming the due authorization, execution and delivery hereof by Acquiror and the other parties thereto) each of this Agreement and the other Stockholder Closing Documents constitute the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights in general, or by general principles of equity.

                  (b) Neither the execution and delivery by Stockholder of this Agreement or any Stockholder Closing Document nor the consummation by Stockholder of the transactions contemplated hereby or thereby nor compliance by Stockholder with any of the provisions hereof or thereof will, except as set forth on SCHEDULE 3.2, (i) violate or conflict with any provision of the certificate of incorporation or the by-laws of Stockholder, (ii)


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
violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of any Company or any of the direct or indirect Subsidiaries of any Company (the "Company Subsidiaries") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option, agreement or other instrument or obligation existing immediately prior to the Closing to which any Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective assets may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder, any Company, any of the Company Subsidiaries or any of their respective assets immediately prior to the Closing. Except as set forth on SCHEDULE 3.2, no consent or approval by, notice to or registration with any Governmental Agency is required on the part of Stockholder prior to the Closing Date in connection with the execution and delivery of this Agreement or the other Stockholder Closing Documents or the consummation of the transactions contemplated hereby or thereby.

         Section 3.3 Capitalization of Companies. The authorized capital stock of Southern consists of 1,000,000 shares of common stock designated as Class A Common Stock, par value $1.00 per share, and 1,000,000 shares of common stock designated as Class B Common Stock, par value $1.00 per share, of which 6,745 shares of Class A Common Stock are outstanding. The authorized capital stock of Clanton consists of 1,000 shares of common stock, par value $0.01 per share, all of which are outstanding. The authorized capital stock of Dexter consists of 100 shares of common stock, par value $0.01 per share, all of which are outstanding. Except as set forth on SCHEDULE 3.3, all of the outstanding equity securities and other securities of each Company are owned of record and beneficially by Stockholder, free and clear of any Encumbrances. All of the outstanding shares of Stock have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of federal or state securities laws, the certificate of incorporation or the by-laws of the Companies. Except as set forth on SCHEDULE 3.3, there is no existing option, warrant, call, commitment or other agreement to which any Company or any of the Company Subsidiaries is a party requiring, and there are no convertible securities of any Company or any of the Company Subsidiaries outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other securities convertible into shares of capital stock of any Company or any of the Company Subsidiaries.

         Section 3.4       Subsidiaries.

         (a) SCHEDULE 3.4(A) contains a true and complete list of all of the Company Subsidiaries and the respective ownership interest of the Companies and other Persons in each such Company Subsidiary. The Subsidiaries listed on such schedule constitute all the Subsidiaries of the Companies. Except as set forth on SCHEDULE 3.4(A), the Companies do not own, directly or indirectly, any capital stock, equity securities or other equity interests of any Person. Except as set forth on SCHEDULE 3.4(A), the Companies are not a party to any agreement to own or control, nor do the Companies have the direct or indirect right to acquire, any Subsidiary or ownership interest in any other Person.

         (b) Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on any Company.

         (c) True and complete copies of the certificate of incorporation and the by-laws as in effect on the date hereof for each of the Company Subsidiaries have been furnished to Acquiror.

         Section 3.5       Capitalization of the Company Subsidiaries.

         (a) SCHEDULE 3.5(A) sets forth a true and correct statement of the authorized capital and issued and outstanding shares of the Company Subsidiaries, including a statement of the record ownership of all such shares. All such shares have been duly authorized, and offered, issued and sold in compliance with applicable law, and are fully paid and non-assessable.

         (b) The Companies or one of the Company Subsidiaries has good and marketable title to all shares of the Company Subsidiaries (the "Company Subsidiary Shares") and all the Company Subsidiary Shares are owned directly by the Companies or one of the Company Subsidiaries, beneficially and of record, free and clear of all Encumbrances. The Companies directly have full voting power over the Company Subsidiary Shares, subject to no proxy, stockholders' agreement, voting trust or other agreement relating to the voting of any Company Subsidiary Shares.

         (c) No Person has any preemptive right to purchase any shares of a Company Subsidiary. There are no outstanding securities or other instruments of any Company Subsidiary which are convertible into or exchangeable for any shares of its capital stock. There is no existing option, warrant, right, call or commitment of any character granted or issued by any Company Subsidiary governing the issuance of shares of its respective capital stock.

         Section 3.6 Financial Statements. Annexed to this Agreement as part of SCHEDULE 3.6 are true and complete copies of (i) the unaudited balance sheet of each Company, and the Companies (on a consolidated and consolidating basis), as of December 31, 1999 and the related statements of income, cash flows and changes in shareholders' equity for the fiscal year ended December 31, 1999 and (ii) the unaudited balance sheet of each Company and the Companies (on a consolidated and consolidating basis) (such balance sheet only being the "Companies' 2000 Balance Sheets") as of December 31, 2000 (the "Companies' 2000 Balance Sheets Date") and the related statements of income, cash flows and changes in shareholders' equity for the fiscal year then ended. The financial statements referred to in the preceding sentence have been prepared in accordance with GAAP consistently applied (except for (i) the absence of footnotes, (ii) with respect to the Companies' 2000 Balance Sheets, normal year-end adjustments which in the aggregate shall not be material, and (iii) the other matters set forth on SCHEDULE 3.6), and present fairly, in all material respects, the financial position of the Companies and the results of their operations as of the respective dates and for the respective periods indicated therein.

         Section 3.7 Undisclosed Liabilities. Except (a) as and to the extent reflected or adequately reserved against in the Companies' 2000 Balance Sheets, (b) liabilities which have been incurred since the Companies' 2000 Balance Sheets Date in the ordinary course of business and (c) as set forth on
SCHEDULE 3.7, the Companies and the Companies Subsidiaries have no liabilities or obligations (whether absolute, accrued, contingent, secured or unsecured, matured or unmatured or otherwise and without regard to whether such liabilities or obligations are required to be included in financial statements under GAAP).

         Section 3.8 Absence of Certain Changes or Events. Except as set forth on SCHEDULE 3.8, since the Companies' 2000 Balance Sheets Date there has not been:

         (a) any damage, destruction, loss or change in or effect on the business of any Company and any of the Company Subsidiaries (whether or not covered by insurance) involving a loss in excess of $10,000 in the aggregate;

         (b) any labor dispute, violation of labor law or regulation or any adverse event or condition of any character relating to labor matters, which could reasonably be expected to result in a cost, expense or loss to the Companies or the Company Subsidiaries in excess of $10,000 in the aggregate;

         (c) any sale, assignment, transfer, or disposition of any material item of property, plant or equipment owned by any Company or any of the Company Subsidiaries, except in the ordinary course of business with comparable replacement thereof;

         (d) any material change from current practice of any Company or any of the Company Subsidiaries in any accounting principle or practice other than changes required by law or as a result of changes in GAAP;

         (e)      any agreement to do any of the foregoing.

         Section 3.9 Litigation. Except as set forth on SCHEDULE 3.9 (other than with respect to Taxes, which are governed by SECTION 3.14, or with respect to Company Employee Plans, which are governed by SECTION 3.12), there are no actions, suits, claims, proceedings or investigations which have been served and are pending or, to the knowledge of Stockholder, are threatened against any Company or any of the Company Subsidiaries, nor are there any outstanding judgments, orders, writs, injunctions or decrees of any Governmental Agency against any Company or any of the Company Subsidiaries.

         Section 3.10      Compliance with Law; Governmental Approvals;
Licenses.

         (a) Except as set forth on SCHEDULE 3.10(A), each Company and each of the Company Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over each Company and each of the Company Subsidiaries and their respective operations. To the knowledge of Stockholder, each Company and each of the

Company Subsidiaries have timely filed all material reports, data and other information required to be filed with such commissions, boards, bureaus and agencies.

         (b) SCHEDULE 3.10(B) contains a true and complete list of all Licenses including, without limitation, hospital and ancillary department licenses, owned or held by each of the Companies and each of the Company Subsidiaries relating to the ownership, development or operations thereof in each case which are material to the operation of such Company or Company Subsidiary or any hospital or healthcare facility owned or operated by the Companies or any Company Subsidiary. Each Company and each of the Company Subsidiaries holds all material Licenses which are needed or required by law with respect to the operation of the Business as it is currently conducted. All such Licenses are in full force and effect, and each Company and each of the Company Subsidiaries is in compliance in all material respects with all conditions and requirements of such Licenses and with all rules and regulations relating thereto.

         Section 3.11 Medicare Participation/Accreditation. Except as set forth on SCHEDULE 3.11(A), each Company and each of the Company Subsidiaries is qualified for participation in the Medicare, Medicaid and TRICARE programs, has current and valid provider contracts with such programs and is in compliance in all material respects with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement with respect to the assets and properties of each of the Companies and each Company Subsidiary. Except as set forth on SCHEDULE 3.11(B), neither any Company nor any Company Subsidiary has received any notices from any of the Medicare, Medicaid or TRICARE programs, of any pending or threatened investigations or surveys, and no Company nor any Company Subsidiary has reason to believe that any such investigations or surveys are pending, threatened or imminent. Stockholder has provided to Acquiror complete and correct copies of the Companies' cost reports and its home office reports under the Medicare, Medicaid and Tricare programs for the Companies' fiscal years ended on December 31, 1997, 1998, 1999 and 2000. Except as set forth on SCHEDULE 3.11(C), each of the Companies and each Company Subsidiary owning or operating a hospital or other healthcare facility has been duly and currently is accredited by the Joint Commission of Accreditation of Healthcare Organizations and by each Governmental Agency that requires such accreditation for its business.

         Section 3.12      Employee Benefit Plans.

         (a) SCHEDULE 3.12(A) sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of Section 3(1) of ERISA), "pension plan" (within the meaning of Section 3(2) of ERISA), and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by each Company or any of the Company Subsidiaries for the benefit of any employee or former employee of each Company or any of the Company Subsidiaries. Such plans are referred to collectively herein as the "Company Employee Plans." No Company is the sponsor or administrator of any Company Employee Plan.

         (b) Each Company has furnished or made available to Acquiror with respect to each of the Company Employee Plans true and correct copies of each of the following documents if applicable: (i) the Company Employee Plan document;
(ii) the most recent determination letter from the IRS for such Company Employee Plan; (iii) the most recent summary plan description and related summaries of material modifications; (iv) all insurance and annuity contracts related to the Company Employee Plans; and (v) the most recently available Form 5500 Annual Reports, certified financial statements and actuarial reports relating to the Company Employee Plans. Except as set forth in SCHEDULE 3.12(B), since the date those documents were furnished to Acquiror, no amendments to the Company Employee Plans have been adopted.

         (c) Except as set forth on SCHEDULE 3.12(C), each of the Company Employee Plans is in compliance in all material respects with its terms, all applicable state and federal securities laws, collective bargaining agreements, the applicable provisions of the Code and ERISA and each of the Company Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current determination letter from the IRS (which may be a favorable determination letter issued to a prototype sponsor) that such Company Employee Plan is qualified (or has submitted or is within the remedial amendment period for submitting an application for a determination letter with the IRS) and each Company knows of no condition or event that could reasonably be expected to adversely affect such status. None of the Companies nor any trade or business, whether or not incorporated, which together with the Companies would be deemed a "single employer" within the meaning of Section 4001 of ERISA or
Section 414(b), (c), (m) or (o) of the Code (a "Company ERISA Affiliate") has any liability, contingent or otherwise, has at the present, or at any time within six years prior to the Closing Date, sponsored or participated in an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on SCHEDULE 3.12(C), there are no pending, or to the best knowledge of Stockholder, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto.

         (d) Except as set forth on SCHEDULE 3.12(D), none of the Companies nor any of the Company Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of any Company, except as required to avoid excise tax under Section 4980B of the Code and to comply with Sections 601 through 608 of ERISA or the health continuation requirements of state law.

         (e) Except as described on SCHEDULE 3.12(E), the execution of, and performance of the transactions contemplated in this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of any Company or any of the Company Subsidiaries.

         (f) Except as set forth in SCHEDULE 3.12(F), none of the Company Employee Plans is a "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

         (g) To the knowledge of Stockholder, each Company's records accurately reflect its employees' employment histories, including their hours of service, years of eligibility, vesting and benefit accrual service if applicable, and any service that is relevant under the particular Company Employee Plan for purposes of this Agreement.

         (h) None of the Companies nor any Company Subsidiary has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject a Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary or co-fiduciary duty under ERISA. None of the Companies nor any Company Subsidiary has engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         Section 3.13      Environmental Matters. Except as set forth on
SCHEDULE 3.13:

         (a) each Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws;

         (b) no Hazardous Substances are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased or operated by each Company or each of the Company Subsidiaries except in substantial compliance with applicable Environmental Laws or an environmental permit or as is would not result in liability under applicable Environmental Laws;

         (c) no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased or operated by each Company or each of the Company Subsidiaries during the period of ownership, leasing or operation by each Company or each of the Company Subsidiaries except in substantial compliance with applicable Environmental Laws or an environmental permit or as is would not result in liability under applicable Environmental Laws;

         (d) none of the Companies nor any of the Company Subsidiaries are subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased or operated by any third party;

         (e) none of the Companies nor any of the Company Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that any Company or any of the Company Subsidiaries is or may be in violation of or liable under any Environmental Law with respect to environmental matters that remains outstanding or unresolved; and

         (f) none of the Companies nor any of the Company Subsidiaries is subject to any order, decree, injunction or other directive of any Governmental Agency with respect to environmental matters that remains outstanding or unresolved.

                  The representations and warranties set forth in this SECTION
3.13 constitute the sole and exclusive representations of Stockholder with respect to the subject matter of this SECTION 3.13.

         Section 3.14      Taxes.

         (a) Except as set forth on SCHEDULE 3.14(A): (i) Each material Tax Return required to be filed (taking into account extensions) by or on behalf of or including any Company or any of the Company Subsidiaries has been timely filed and all such Tax Returns were true, correct and complete, (ii) all Taxes owed by any Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid, (iii) none of the Companies nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, (iv) with respect to Taxes of, or Tax Returns filed by or on behalf of, or including, any Company or any of the Company Subsidiaries, no statute of limitations on assessment has been waived and no extension of time with respect to assessment has been requested or received, and (v) none of the Companies nor any of the Company Subsidiaries is under, or has received notification of any threatened or pending, audit, investigation or similar proceedings relating to Taxes and none of the Companies nor any of the Company Subsidiaries is a party to any litigation or pending litigation relating to Taxes. Each Companies' Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Companies or any of the Company Subsidiaries was a member of the group. All such Tax Returns were correct and complete (A) in all respects in so far as they relate to any of the Companies or any of the Company Subsidiaries, (B) in all material respects in so far as they do not relate to the Company and Companies Subsidiaries. All income Taxes owed by any Companies' Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Companies or any of the Company Subsidiaries was a member of the group

         (b) Each Company and each of the Company Subsidiaries has complied in all material respects with all legal requirements relating to the withholding and payment of Taxes, including, without limitation, requirements relating to employee wage withholding.

         (c) Stockholder has furnished to Acquiror true, correct and complete copies of all Tax Returns filed by or on behalf of or including any Company or any of the Company Subsidiaries as requested by Acquiror. None of the Companies nor any of the Company Subsidiaries (i) is a party to any agreement (other than with another member of the Companies' federal consolidated return group (the "Companies' Group")) providing for the sharing, allocation or indemnification of Taxes, (ii) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the Companies' Group) or (iii) has any liability for Taxes of any Person (other than itself and the other members of the Companies' Group) under Treasury regulations Section 1.1502-6, as a transferee or successor, by contract or otherwise.

         (d) No notice of a claim or pending investigation has been received, or to the knowledge of Stockholder, has been threatened, by any state, local or other jurisdiction with which any of the Companies or any of the Company Subsidiaries does not currently file Tax Returns, alleging that any of them has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction.

         (e) Except as set forth on SCHEDULE 3.14(E), none of the Companies nor any of the Company Subsidiaries is a party to any agreement, contract, or arrangement that could result, either directly or indirectly, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         Section 3.15 Insurance. Each Company and each of the Company Subsidiaries carry insurance either directly or through one or more master policies maintained by Stockholder covering their assets, business, equipment, properties, operations, employees, officers and directors of the type and amounts customarily carried by persons conducting business similar to that of the Companies and the Company Subsidiaries. True and complete copies of all such insurance policies and binders have been provided to Acquiror prior to the Closing Date. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by the Company.

         Section 3.16 Labor Relations and Employment. Except as set forth on SCHEDULE 3.16, (a) there is no labor strike, material labor dispute, slowdown, stoppage or lockout pending, or to the knowledge of Stockholder, threatened against or affecting any Company or any of the Company Subsidiaries
(b) to the knowledge of Stockholder, there are no union claims to represent the employees of any Company or any of the Company Subsidiaries and there are no current union organizing activities among the employees of any Company or any of the Company Subsidiaries and (c) none of the Companies nor any of the Company Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of any Company or any of the Company Subsidiaries.

         Section 3.17 Medical Staff Matters. The Companies have provided to Acquiror true, correct and complete copies of the by-laws and rules and regulations of the medical staffs of any hospital operated by the Companies and the Company Subsidiaries. Except as set out on SCHEDULE 3.17, there are no adverse actions with respect to any medical staff members of any hospital operated by the Companies or any of the Company Subsidiaries, nor has any medical staff member or any applicant thereto requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed, and there are no pending or, to the knowledge of Stockholder, threatened disputes with applicants or medical staff members, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

         Section 3.18 Third Party Payor Cost Reports. Each cost report required to be filed by or on behalf of each Company and each of the Company Subsidiaries has been or will be timely filed and all amounts owed by each Company and each of the Company Subsidiaries have been or will be paid timely. All of such cost reports accurately reflect the information to be included thereon. Stockholder has provided to Acquiror each such cost report and all documents that indicate which of such cost reports have been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Each Company and each of the Company Subsidiaries have established adequate reserves to cover any potential reimbursement obligations that each Company and each of the Company Subsidiaries may have in respect of any such third party cost reports, and such reserves are set forth in the Companies' 2000 Balance Sheets. There is no basis for any claims against any Company and any of the Company Subsidiaries by any third-party payors other than routine Medicare and Medicaid audit adjustments. None of the Companies nor any of the Company Subsidiaries have received any notice that Medicare or Medicaid has any claims against it which could result in consolidated net offsets against future reimbursement in excess of that provided for in the Companies' 2000 Balance Sheets.

         Section 3.19 Brokers or Finders. Except for Chase Securities Inc., of which the fees shall be paid by Stockholder, no broker, finder or investment banker is entitled to any fee or commission from Stockholder or any Company for services rendered on behalf of Stockholder or any Company in connection with the transactions contemplated by this Agreement.

         Section 3.20      Hospital Facilities.

         (a) SCHEDULE 3.20(A) sets forth a complete list and brief description of all hospitals, nursing homes and other medical facilities owned or operated by the Companies or any of the Company Subsidiaries, including a brief description of all real property and improvements and any real property leases ("Real Property Leases") under which the Companies or any Company Subsidiaries uses or occupies or has the right to use or occupy, any real property (all such land, buildings and other improvements owned by the Companies or any Company Subsidiaries being herein called the "Owned Real Property" and all such land, buildings and other improvements leased by the Companies or any Company Subsidiaries being herein called the "Leased Real Property"), together with, in the case of Leased Real Property, a description of each lease or other relevant instrument and all modifications, amendments and supplements thereto or extensions thereof (including, without limitation, instruments exercising options to extend the term of any lease), a brief description of the Leased Real Property covered thereby, the applicable rental rate or license fee, expiration date, renewal rights and assignment or change of control provisions.

         (b) Except as indicated in SCHEDULE 3.20(B), with respect to all such Owned Real Property, the Companies or a Company Subsidiary is the owner and/or holder of all right, title and interest therein, free and clear of all Encumbrances other than Permitted Encumbrances, and the premises described are presently occupied and exclusively used by the Companies or a Company Subsidiary.

         (c) Except as indicated in SCHEDULE 3.20(C), with respect to each of such Leased Real Property:

                  (i) The Companies or a Company Subsidiaries is the owner and/or holder of all the rights, licenses and/or leasehold estates granted to it by the instruments referred to in SCHEDULE 3.20(A) free and clear of all Encumbrances other than Permitted Encumbrances, and the premises described are presently occupied and exclusively used by the Companies or a Company Subsidiary; and

                  (ii) Neither the Companies, any Company Subsidiaries nor any Shareholder has received notice from any landlord or lessor of any Leased Real Property requiring the Companies or any Company Subsidiaries to repair, or to pay for the repair of, any facility located on such Leased Real Property which repairs remain unremedied and, to the best knowledge of Stockholder, if any such leased facility were surrendered by the Companies or any such Company Subsidiaries to the landlord or lessor in its present condition, such leased facility would be required to be accepted by the landlord or lessor in such condition under the terms of the applicable lease.

         (d) Except as indicated in SCHEDULE 3.20(C), with respect to each of the Real Property Leases described in SCHEDULE 3.20(A):

                  (i) All rentals due under said leases are current and have been paid through the date shown on such schedule, no notices of default have been received which remain unremedied and there exists no event of default on the part of any Company or Company Subsidiary under the terms of any lease and, to the best knowledge of Stockholder, no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent the Companies or any Company Subsidiaries from exercising or obtaining the benefits of its rights thereunder;

                  (ii) To the knowledge of Stockholder, each of said leases is in full force and effect and constitutes a legal, valid and binding obligation of the lessor, enforceable in accordance with its terms except as affected by bankruptcy, moratorium and similar laws affecting the rights of lessors and creditors and except for general equity principles.

         Section 3.21 Personal Property. Except as set forth in SCHEDULE 3.21, each item of personal property owned by the Companies or any Company Subsidiary is owned free and clear of any Encumbrances except for Permitted Encumbrances.

         Section 3.22 Contracts. SCHEDULE 3.22 contains a true and complete list of all material written and oral contracts, commitments and similar agreements to which the

Companies and each Company Subsidiary is a party or by which it or any of its properties are bound as of the date hereof, including, without limitation, the following such agreements and contracts:

                  (a) Any Contract relating to any services provided which involves or is reasonably likely to involve a current or future obligation on the part of the Companies in excess of $50,000 per annum and which is not terminable on 90 days' or less notice by a party thereto without penalty or other financial obligation;

                  (b) Any Contract with health maintenance organizations, preferred provider organizations or other alternative delivery systems or any provider based physician agreement;

                  (c) Any Contract relating to any joint ventures, strategic alliances, partnerships and investments;

                  (d) Any Contract with (i) any Affiliate of any of the Companies or any Company Subsidiary or Stockholder, or (ii) any officer or director of the Companies or any Company Subsidiary;

                  (e) Any Contract relating to the incurrence, assumption or guarantee of any indebtedness, obligation or liability in respect of borrowed money, including, without limitation, any loan agreement, indemnity, bonds, mortgages, notes or letters of credit, or otherwise pledging, granting a security interest in or placing an Encumbrance on any asset thereof;

                  (f) Any Contract relating to the lease or the holding or operating of any property, real or personal, owned by any other party which involves or is reasonably likely to involve a current or future obligation on the part of the Companies in excess of $50,000 per annum and which is not terminable on 90 days' or less notice by a party thereto without penalty or other financial obligation;

                  (g) Any Contract relating to the lease or licensing to any third party of any property, real or personal, owned by the Companies involving in excess of $50,000 per annum and which is not terminable on 90 days' or less notice by a party thereto without penalty or other financial obligation;

                  (h)      Intentionally Omitted;

                  (i) Any Contract that prohibits, restricts or limits in any way the payment of dividends or distributions by the Companies;

                  (j) Any Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise which involves or is reasonably likely to involve a current or future obligation on the part of any party thereto in excess of in excess of $50,000 per annum and which is not terminable on 90 days' or less notice by a party thereto without penalty or other financial obligation; or

                  (k) Any other Contract which is material to the Companies' operations or business prospects, except those which (x) were made in the ordinary course of business, and (y) are terminable on 90 days' or less notice by a party thereto without penalty or other financial obligation.

                  Except as set forth on SCHEDULE 3.22, no consent of any party to any Contract identified or required to be identified in SCHEDULE 3.22 is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.22, each Contract identified or required to be identified in SCHEDULE 3.22 hereof is in full force and effect and is valid and enforceable in accordance with its terms as against the Companies or Company Subsidiaries that are a party thereto and, to the knowledge of Stockholder, is in full force and effect and is valid and enforceable in accordance with its terms as against the other parties thereto. Each Company and Company Subsidiary has performed in all material respects all obligations required to be performed by it, and is not in default in any material respect under or in breach of nor in receipt of any claim of default or breach, under any Contract listed on
SCHEDULE 3.22. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of non-compliance on the part of any Company or Company Subsidiary under any Contract identified or required to be identified in SCHEDULE 3.22 (including, without limitation, all performance bonds, warranty obligations or otherwise). No Company or Company Subsidiary has any present expectation or intention of not fully performing all such obligations. No Company or Company Subsidiary has any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party. The Stockholder has delivered to Acquiror true, correct and complete copies of all Contracts listed on SCHEDULE 3.22.

         Section 3.23 Corporate Books and Records. The corporate records, including, without limitation, the minute books and the stock records of each Company and each Company Subsidiary have been provided to Acquiror and are true and correct and, contain all of the proceedings of, and material actions taken by, the stockholders and directors of each such company. The stock records, reflect accurately all record transfers of the capital stock of each Company and each Company Subsidiary prior to the execution of this Agreement.

         Section 3.24 Title and Condition of Assets. Each Company and each Company Subsidiary is in possession of, holds good title to, or has valid leasehold interests in or valid rights under a Contract to use, all tangible assets, real, personal or mixed and all intangible assets used in and necessary for the conduct of the Business. All such tangible personal property is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

         Section 3.25 Accounts Receivable. Except as set forth in SCHEDULE 3.25, the accounts and notes receivable of each Company and each Company Subsidiary reflected on the Companies' 2000 Balance Sheets, and all accounts and notes receivable arising subsequent to the Companies' 2000 Balance Sheets Date,
(i) arose from bona fide transactions in the ordinary course of Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Companies' 2000 Balance Sheets, and (vi) are not the subject of any actions or proceedings brought by or on behalf of any Company or any Company Subsidiary. SCHEDULE 3.25 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of any Company or any Company Subsidiary. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for such company a perfected security interest in the related collateral, have been taken.

         Section 3.26 Inventory. All inventory of each Company and each Company Subsidiary reflected on the Companies' 2000 Balance Sheets and all such inventory acquired after the date of the Companies' 2000 Balance Sheet consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as disclosed in the notes, if any, to the Companies' 2000 Balance Sheets or on SCHEDULE 3.26, all items included in the inventory of the Companies and the Company Subsidiaries are the property of such company, free and clear of any Encumbrances, except for Permitted Encumbrances, are not held on consignment from others and conform to all standards applicable to such inventory or its use or sale imposed by governmental law.

         Section 3.27 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate furnished to Acquiror pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

         ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ACQUIROR.

         Acquiror hereby represents and warrants to Stockholder as follows:

         Section 4.1 Organization of Acquiror. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have Material Adverse Effect on Acquiror.

         Section 4.2       Authority.

         (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the execution, delivery and performance of the agreements, instruments or other documents to be executed by it pursuant to this Agreement (collectively, "Acquiror Closing Documents")) by Acquiror have been duly authorized by requisite corporate action, and no other acts or other proceedings on the part of Acquiror are necessary to authorize this Agreement or the transactions contemplated hereby by Acquiror. This Agreement and the other Acquiror Closing Documents have been duly executed and delivered by Acquiror and (assuming the due authorization, execution and delivery hereof by Stockholder and the other parties thereto) this Agreement and the other Acquiror Closing Documents constitute, the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights in general, or by general principles of equity.

                  (b) Neither the execution and delivery by Acquiror of this Agreement or the other Acquiror Closing Documents nor the consummation of the transactions contemplated hereby and thereby nor compliance by Acquiror with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the certificate of incorporation of Acquiror or by-laws of Acquiror, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Acquiror or any of the direct or indirect Subsidiaries of Acquiror, as determined immediately prior to the Closing Date, (the "Acquiror Subsidiaries") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option, agreement or other instrument or obligation to which Acquiror or any of Acquiror Subsidiaries is a party, or by which any of them or any of their respective assets may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror, any of the Acquiror Subsidiaries or any of their respective assets except, in the case of clauses (ii) and (iii) above, which would not have a Material Adverse Effect on Acquiror or materially and adversely affect the consummation of the transactions contemplated hereby. Except as set forth on SCHEDULE 4.2 or has been made or obtained, no consent or approval by, notice to or registration with any Governmental Authority is required on the part of Acquiror prior to the Closing Date in connection with the execution and delivery of this Agreement or the other Acquiror Closing Documents or the consummation by Acquiror of the transactions contemplated hereby or thereby.

         Section 4.3 Litigation. Except as set forth on SCHEDULE 4.3, as of the date of this Agreement, there are no actions, suits, claims, proceedings or investigations which have been served and are pending or, to the knowledge of Acquiror, are threatened against Acquiror or the Acquiror Subsidiaries, nor any outstanding judgments, orders, writs, injunctions or decrees of any Governmental Agency against Acquiror or the Acquiror Subsidiaries, which (a) would have a Material Adverse Effect on Acquiror, (b) seek to prevent or materially restrict or delay the consummation of the transactions contemplated hereby or (c) would materially and adversely affect the ability of Acquiror to consummate any of the transactions contemplated hereby.

         Section 4.4 Compliance with Law; Governmental Approvals; Licenses. Except as set forth on SCHEDULE 4.4, Acquiror and the Acquiror Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Acquiror and the Acquiror Subsidiaries and their respective operations.

         Section 4.5 Funding. Acquiror will have available on the Closing Date sufficient funds and financial capability to enable it to consummate the Stock Purchase and will, from time to time, provide such assurances and information to Stockholder as shall reasonably be requested by Stockholder that it will have such financial capability on the Closing Date.

         Section 4.6 Brokers or Finders. Except for KPMG LLP, of which the fees shall be paid by Acquiror, no broker, finder or investment banker is entitled to any fee or commission from Acquiror for services rendered on behalf of Acquiror in connection with the transactions contemplated by this Agreement.

         ARTICLE 5. CERTAIN UNDERSTANDINGS AND AGREEMENTS.

         Section 5.1       Intentionally Omitted.

         Section 5.2 Confidentiality. Nothing contained in this Agreement shall affect any confidentiality agreement between Stockholder and any of its Affiliates, on the one hand, and Acquiror and any of its Affiliates, on the other (each a "Confidentiality Agreement"); provided, however, that nothing shall preclude Acquiror from disclosing the fact that the transaction contemplated by this Agreement has occurred and Acquiror, the Companies and the Company Subsidiaries from disclosing their own proprietary information in the ordinary course of business or as Acquiror's counsel may advise it is otherwise required by law.

         Section 5.3 Post-Closing Access to Records. Acquiror agrees to preserve all records delivered by or on behalf of Stockholder pursuant to this Agreement (including, without limitation, all records of the Companies and the Company Subsidiaries) for a period of at least seven years from the Closing Date. Thereafter, Acquiror will not voluntarily dispose of, alter or destroy any such records without giving thirty (30) days' prior written notice to Stockholder to permit it, at its expense, to examine, duplicate or take possession of such records. During the period such records are so required to be preserved and kept, duly authorized representatives of Stockholder shall, upon reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy such records.

         Section 5.4       Benefits.

         (a) Except as otherwise provided in this Section 5.4, for a period of one year following the Closing Date, Acquiror will use commercially reasonable efforts to provide or cause benefits to be provided to the employees and officers of the Companies and the Company Subsidiaries who are employed by Acquiror or any of the Acquiror Subsidiaries immediately after the Closing Date (the "Company Employees") that are substantially comparable in the aggregate to the benefits currently provided to the Company Employees, and thereafter will provide the Company Employees with benefits substantially comparable to those provided to similarly-situated employees of Acquiror. Notwithstanding the foregoing, Acquiror shall have no obligation to maintain or establish any severance or retention plan or benefits. Stockholder shall use commercially reasonable efforts to assist Acquiror in establishing Acquiror employee benefit plans that will provide such benefits to the Company Employees, such cooperation to include the furnishing to Acquiror or its representatives of census data for the Company Employees and reasonable access to service providers to the Company Employee Plans, including trustees, custodians, brokers and third party administrators.

         (b) Acquiror shall not be obligated to grant credit for any service or employment with, or recognized by, Stockholder, the Companies and the Company Subsidiaries except as required by applicable law or except for purposes of eligibility with respect to any employee pension benefit plan, as defined in
Section 3(2) of ERISA and any vacation program or employee welfare benefit plan, as defined in Section 3(1) of ERISA ("Acquiror Welfare Plan"), including any sick plan, but excluding any severance plan.

         (c) As of the Closing Date, Acquiror shall cause any Acquiror Welfare Plan to credit such Company Employee (and dependents and beneficiaries) with creditable service toward meeting any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under Stockholders', the Companies' or the Company Subsidiaries' medical plans) with respect to Company Employees (and their dependents or other beneficiaries). For purposes of computing deductible amounts, co-pays or other maximums under any Acquiror Welfare Plan, expenses and claims recognized prior to the Closing Date for similar purposes under the applicable welfare plan of Stockholder, the Companies and the Company Subsidiaries shall be credited or recognized under Acquiror's Welfare Plan.

         (d) On the Closing Date, or as soon as practicable thereafter, Acquiror or the Acquiror Subsidiaries shall establish or designate a 401(k) plan (the "Acquiror 401(k) Plan") and shall in accordance with the Treasury Regulations issued under Section 401(a)(31) of the Code use commercially reasonable efforts to provide that the Acquiror 401(k) Plan will accept a "direct rollover" of "eligible rollover distributions" (as such terms are defined in the Code) of the account balances consisting of cash and/or loans that are not in default but are in compliance with the requirements of Section 72(p) of the Code from a Company Employee Plan which is a defined contribution plan intended to be "qualified" under Section 401(a) of the Code in which the Company Employees participate. Acquiror shall cause the Acquiror 401(k) Plan to accept such direct rollovers without regard to the satisfaction by the Company Employees of the Plan's waiting period for participation, provided the foregoing is permitted by the Acquiror 401(k) Plan in the event it is in the form of a prototype.

         (e) Each Company shall, effective as of the Closing Date, take all actions and execute and deliver all documents and furnish all notices that are necessary to terminate its participation in each Company Employee Plan in which it participates as a participating employer, it being the intention of the parties that Acquiror shall not assume any Company Employee Plan on the Closing Date. Stockholder and each Company shall cause to become 100% vested the account balances of all Company Employees under a tax-qualified

Company Employee Plan. Stockholder shall retain all obligations, including liability for penalties imposed by the I.R.S. or by the U.S. Department of Labor, and including liability for and attorneys' fees related to, any claim, lawsuit, cause of action, dispute or damages with respect to or in connection with any employee benefit plan paid or payable up to 11:59 p.m. E.S.T. on the Closing Date, regardless of whether any disputed benefit is properly payable under a Company Employee Plan. These obligations of Stockholder shall include (but not be limited to) the matter set forth on Schedule 5.4(e), all life insurance and disability insurance claims and incurred but not reported claims and run-out claims under any Company Employee Plan which is a group health plan. In the event Acquiror's group health plan pays health claims incurred prior to the Closing Date under any Company Employee Plan which is a group health plan, Stockholder shall promptly reimburse Acquiror when Acquiror furnishes Stockholder reasonable evidence that such claim was incurred prior to the Closing Date.

         (f) Stockholder shall have full responsibility and liability for offering and providing "continuation coverage" to any "qualified beneficiary" who was covered by a "group health plan" sponsored or contributed to by Stockholder and who experienced a "qualifying event" prior to the Closing Date and Acquiror shall have full responsibility and liability for offering and providing "continuation coverage" to any Company Employee who experiences a "qualifying event" on or after the Closing Date. "Continuation coverage," "qualified beneficiary," "qualifying event" and "group health plan" have the meanings given such terms under Section 4980B of the Code and Part 6 of Subtitle B, Title I of ERISA.

         Section 5.5 Implied Warranties. Except as expressly provided in this Agreement, no party hereto has made or is making any representation or warranty whatsoever regarding such party or such party's business to another party. Without limiting the foregoing, each party acknowledges that it is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the Business conducted after the Closing Date, except as expressly provided in this Agreement. In addition, Acquiror acknowledges that it is not relying upon the information contained in the Confidential Memorandum of November 1999 furnished by Chase Securities, Inc. on behalf of Stockholder, or in any subsequent or supplemental materials provided by the Companies or Stockholder.

         Section 5.6       Intentionally Omitted.

         Section 5.7 Retention and Severance Benefits. Stockholder shall pay or provide retention or severance benefits to employees and officers of the Company or the Company Subsidiaries (i) which arise solely as a result of the occurrence of the transactions contemplated by this Agreement, or (ii) which arise as a result of an employee or officer of the Company or the Company Subsidiaries ceasing to be an employee or officer of the Company or the Company Subsidiaries on or before the forty-fifth (45th) day after the Closing Date; provided, however, that if any employee or officer referred in clause (ii) of this sentence is employed or engaged by Acquiror or any of its Affiliates within 90 days thereafter, Acquiror shall reimburse Stockholder for the amount of any severance paid to such employee or officer pursuant to clause (ii) of this sentence. In the event that any employee or officer of the Company or the Company Subsidiaries ceases to be an employee or officer of the Companies or the Company Subsidiaries after the forty-fifth (45th) day after the Closing Date, Acquiror shall make payments to such employee or officer in a manner consistent with (i) Stockholder's salary continuation and severance practices in effect immediately prior to the Closing if such employee or officer is entitled to make a claim thereunder or (ii) if the preceding clause (i) is not applicable, in a manner consistent with such employee's or officer's agreement, as then in effect.

         Section 5.8 Records Held or Maintained by Stockholders or Its Affiliates. At the Closing, Stockholder shall deliver to Acquiror possession of all facility development plans, hospital operating manuals, information and data processing documentation, environmental reports, costs reports and home office cost reports, insurance loss information and any other records in its possession reasonably requested by Acquiror which relate to the Companies or any Company Subsidiary or to the status or operation of any hospital owned or operated by the Companies or any Company Subsidiary. Stockholder shall grant access to its offices to Acquiror to permit Acquiror to obtain possession of all documents, records and agreements and other materials referred to in Sections 3.23 and 5.8 that are located there at reasonable times during normal business hours and upon reasonable notice.

         Section 5.9 Certain Post Closing Obligations of Acquiror. After the Closing, Acquiror shall perform those obligations of Acquiror set out on
SCHEDULE 5.9.

         Section 5.10 Home Office Reports and Cooperation on Reimbursement. Stockholder shall not voluntarily amend, modify or supplement any home office cost report so as to cause an adverse financial or other effect on any of the Companies unless in the good faith opinion of Stockholder such amendment is required to be in compliance with applicable Medicare/Medicaid rules and regulations. Acquiror, the Companies and the Company Subsidiaries and Stockholder shall cooperate fully and as to the extent reasonably requested by any of them, in connection with Medicare, Medicaid and TRICARE reimbursement matters.

         ARTICLE 6.        TAX MATTERS.

         The following provisions shall govern certain tax matters relating to the Companies and the Company Subsidiaries:

         Section 6.1 Tax Periods Ending on or Before the Closing Date. Stockholder shall prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns for the Companies and the Company Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Stockholder shall pay and shall indemnify and hold Acquiror and its Subsidiaries harmless from and against any and all income Taxes with respect to the Companies and the Company Subsidiaries that relate to all periods through the Closing Date.

         Section 6.2 Tax Periods Beginning Before and Ending After the Closing Date. Acquiror shall prepare or cause to be prepared, and file or cause to be filed, any income Tax Returns of the Companies and the Company Subsidiaries for tax periods that begin before the Closing Date and end after the Closing Date. Stockholder shall pay to Acquiror within ten (10) days after the date on which income Taxes are paid with respect to such periods an amount equal to the portion of such income Taxes which relates to the portion of such taxable period ending on the Closing Date.

         Section 6.3 Refunds and Tax Benefits. Any income Tax refunds that are received by Acquiror or the Companies and the Company Subsidiaries, and any amounts credited against income Tax to which Acquiror or the Companies and the Company Subsidiaries become entitled, that relate to tax periods ending on or before the Closing Date, or to the portion ending on the Closing Date of the period ending after the Closing Date, shall be for the account of Stockholder, and Acquiror shall pay over to Stockholder any such refund or the amount of any such credit within fifteen (15) days after receipt thereof. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against income Taxes by a taxing authority to Acquiror, the Companies or the Company Subsidiaries of any amount accrued on the Companies Balance Sheets, Acquiror shall pay such amount to Stockholder within fifteen (15) days after receipt or entitlement thereto.

         Section 6.4       Cooperation on Tax Matters.

         (a) Acquiror, the Companies and the Company Subsidiaries and Stockholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Company Subsidiaries and Stockholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquiror or Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies and the Company Subsidiaries or Stockholder, as the case may be, shall allow the other party to take possession of such books and records.

         (b) Acquiror and Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Acquiror and Stockholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to ss.6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         Section 6.5 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Companies and the Company Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Companies and the Company Subsidiaries shall not be bound thereby or have any liability thereunder.

         Section 6.6       Section 338 Election.

         (a) At Stockholder's option, Acquiror will join with Stockholder in making an election under Section 338 of the Code, as in effect form time to time, and any corresponding elections under state, local or foreign tax law (collectively, the "Section 338 Elections"), with respect to the purchase and sale of the Shares of Clanton and Dexter. The parties understand and agree that, to the extent that such Section 338 Elections are made, the sale of the Shares of each applicable Company will be treated for federal income tax purposes as if the applicable Company had sold all of its assets to a new corporation. At the Closing, Acquiror shall deliver to Stockholder Internal Revenue Service Form 8023 and any other state or local forms required for the Section 338(h)(10) Elections (collectively, the "Section 338 Forms"), each of the Section 338 Forms having been signed by Acquiror. Each of the Section 338 Forms shall to the extent possible be completed by Stockholder at or prior to the Closing. To the extent that any item on a form has not been so completed, the parties shall agree at the Closing on the manner in which the item is to be determined, and the accountants for Stockholder shall make the determination and complete the form; provided that the accountants for Stockholder shall prepare the purchase price allocation to be used in completing the form in a manner consistent with paragraph (b) below. Acquiror shall at any time and from time to time after the Closing cooperate with Stockholder in connection with the Section 338 Elections, including the signing by it of any other forms in order to accomplish the
Section 338 Elections. Acquiror and Stockholder agree to report the transfers of the Shares under this Agreement consistent with the Section 338 Elections, and shall take no positions contrary thereto.

         (b) Acquiror and Stockholder agree that the allocation for tax purposes of the Purchase Price among the Shares of each of the Companies, and the allocation for tax purposes of the amount of that purchase price and the amount of the liabilities of that Company (plus other relevant items) (the "Allocable Amount") to the categories of assets of that Company, shall be as shown on SCHEDULE 6.6(B). Acquiror, the Companies, the Company Subsidiaries and Stockholder shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         Section 6.7 Taxes of Other Persons. Stockholder agrees to indemnify Acquiror from and against the entirety of any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorney's fees) Acquiror may incur resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Companies or any of the Companies' Subsidiaries for Taxes of any Person in the Companies Group other than any of the Companies or any of the Company Subsidiaries (i) under Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law) or (ii) as a transferee or successor.

         ARTICLE 7.        INTENTIONALLY OMITTED.

         ARTICLE 8.        INTENTIONALLY OMITTED.

         ARTICLE 9.        INTENTIONALLY OMITTED.

         ARTICLE 10.       INDEMNIFICATION.

         Section 10.1 Indemnification by Stockholder. From and after the Closing, Stockholder shall defend and indemnify and, without duplication, hold wholly harmless Acquiror, the Companies, the Company Subsidiaries and their Affiliates from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorney's fees) that Acquiror, any Company, any Company Subsidiary or any Affiliate thereof incurs as a result of
(i) Stockholder's nonfulfillment of, or failure to perform, (A) its covenants or obligations under Section 2.3, Section 2.4, Section 2.5, Section 5.4, Section 5.7, Section 5.10 and/or Article 6, or (B) any of its other covenants or obligations under this Agreement, (ii) any misrepresentation or breach of warranty by Stockholder under (A) Sections 3.3 and/or 3.5 of this Agreement, or
(B) any other provision of this Agreement, (iii) any loss, liability, damage, cost or expense of, or incurred by, Stockholder or any entity which after the Closing is or remains an Affiliate of Stockholder and which, in any such case, is not expressly assumed or indemnified against by Acquiror, the Companies or any Company Subsidiary hereunder or under any other document or agreement between Acquiror and Stockholder pursuant hereto or in connection with the transactions contemplated hereby, and (iv) the matter described in item C of
Schedule 3.22 (which matter shall, without limiting the provisions of Section 10.3, remain under the sole and exclusive control of Stockholder).

         Section 10.2 Indemnification by Acquiror. From and after the Closing, Acquiror shall defend and indemnify and, without duplication, hold wholly harmless Stockholder and its Affiliates from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorney's fees) that Stockholder or any of its Affiliates incurs as a result of
(i) Acquiror's nonfulfillment of, or failure to perform (A) its covenants or obligations under Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 5.3, Section 5.4, Section 5.7, Section 5.9 and/or Article 6, or (B) any of its other covenants or obligations under this Agreement, (ii) any misrepresentation or breach of warranty by Acquiror under this Agreement, and (iii) any loss, liability, damage, cost or expense of, or incurred by, Acquiror (including, without limitation, liabilities assumed by the Acquiror under the Assignment and Assumption Agreements), the Companies, any Company Subsidiary or any Affiliate of any thereof, which, in any such case, is not expressly assumed or indemnified against by Stockholder hereunder under any other document or agreement between Stockholder and Acquiror pursuant hereto or in connection with the transactions contemplated hereby.

         Section 10.3      Notice and Control of Litigation.

         (a) If any claim or liability is asserted in writing against a party in respect of which such party would be entitled to indemnification under this Article 10 (the "Indemnified Party"), the Indemnified Party shall notify the person giving the indemnity ("Indemnifying Party") in writing of the same as soon as practicable but in no event later than twenty (20) days of receipt by a Responsible Officer of the Indemnified Party of such assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation provided such party shall unconditionally acknowledge in writing to the Indemnified Party that it is obligated to indemnify the Indemnified Party fully therefor. If the Indemnifying Party, within fifteen (15) business days after notice of such claim, fails to undertake the defense of any such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right, to undertake the defense of such claim. Anything to the contrary contained in this
Section 10.3 notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim. All parties agree to use reasonable efforts to cooperate in the defense of such matters as reasonably requested by the other to keep the amount of such claim or liability and the costs of the defense thereof at the lowest practicable amount consistent with the realization by the Indemnified Party of the benefits intended to be derived herefrom. This indemnity shall terminate and be of no further force and effect with respect to any matter if and to the extent, but only to the extent, the Indemnified Party's failure to notify in the time required above materially adversely affects the Indemnifying Party's ability to defend such matter.

         (b) No party shall enter into a settlement or other compromise or consent to a judgment with respect to any claim or liability without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that the payment of an amount to which a claim or liability relates when legally compelled to do so by a government entity of competent jurisdiction after which a request for a refund of such amount is pursued in good faith by appropriate procedures in accordance with the terms of this Article 10 will not be considered a settlement, compromise or consent to judgment requiring the Indemnifying Party's prior consent.

         (c) In the event the Indemnifying Party shall have paid any indemnity to any Indemnified Party pursuant to this Article 10, the Indemnifying Party shall be subrogated (but without warranty and on a subordinated basis to any unindemnified claims of the Indemnified Party with respect to the matter as to which the indemnity was paid) by the Indemnified Party) to the rights of such Indemnified Party in respect of the matter as to which the indemnity was paid and may pursue the same at the Indemnifying Party's expense. If any Indemnified Party shall obtain a recovery of all or any party of any amount which the Indemnifying Party shall have paid to such Indemnified Party pursuant to this
Article 10, such Indemnified Party shall promptly pay or cause to be paid to the Indemnifying Party an amount of such recovery, not exceeding the amount paid by the Indemnifying Party to the Indemnified Party in respect to such claims or liabilities.

         Section 10.4 Duration. The representations and warranties contained in Articles 3 and 4 of this Agreement shall survive the Closing but shall expire and be of no further force or effect with respect to any claim or liability notice of which shall not have been given to the Indemnifying Party in writing (referring expressly to this Article 10) on or prior to the third anniversary of the Closing Date.

         Section 10.5 Limitations on Indemnification; Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, instrument or other document executed in connection herewith:

         (a) the aggregate liability of Stockholder under Article 10 shall not, at any time, exceed $2,000,000, except that the aggregate liability of Stockholder under Sections 10.1(i)(A), 10.1(ii)(A), 10.1(iii) and 10.1(iv) shall not be so limited;

         (b)      no indemnification shall be due from Stockholder under this
Article 10 (except for indemnification due under Sections 10.1(i)(A), 10.1(ii)(A), 10.1(iii) and/or 10.1(iv)): (i) until the aggregate amount of all claims or liabilities as to which indemnification would otherwise be due from Stockholder under this Article 10 exceeds the aggregate sum of $500,000 and (ii) thereafter, with respect to any individual claim or liability (or group of claims or liabilities arising out of similar or related causes) that is for an amount less than $10,000 (it being agreed that the parties do not intend that this amount be deemed to be a definition of what is "material");

         (c) the sole and exclusive remedy of a party to this Agreement for any claim arising under or relating to this Agreement shall be the indemnification provisions of this Article 10 and each party agrees that it will not pursue any other remedy for damages; provided, however, the foregoing shall in no event (i) limit or restrict the right of any party to seek specific performance to enforce the covenants of any other party hereto or (ii) limit or restrict the availability of or right to seek any remedy for fraud. In addition, each of the parties acknowledges and agrees that it will not pursue any remedies under this Agreement against any officer, director, agent or representative, or any direct or indirect stockholder of the other or any officer, director, agent or representative of any such direct or indirect stockholder in respect of this Agreement (provided, however, that the foregoing shall not prevent Acquiror from pursuing the reduction in the principal amount of the Zero Coupon Notes, adjustments to the Balloon Notes pursuant to Section 2.5 or any remedy for fraud; provided, further however, that Acquiror shall have a right of offset against any Balloon Note which has been assigned or transferred by Stockholder with respect to a breach of this Section 10.4(c) if the then holder of such Balloon Note induced or caused such breach). By way of clarification and not limitation, Acquiror acknowledges that it is contemplated that Stockholder and certain of its direct and indirect stockholders may, in the future, be dissolved; provided, however, no such dissolution shall be effected at any time unless and until Stockholder shall have fully performed its obligations to Acquiror under Sections 10.1(i)(A), 10.1(ii)(A), 10.1(iii) and 10.1(iv) or shall have made provision for such performance satisfactory to Acquiror. The foregoing provision shall not prohibit the payment of any dividends by Stockholder out of the accumulated earnings and net profits of stockholder or any liquidating dividend subject to the same qualifications as applicable to dissolution.

         (d) subject to the proviso to this clause (d), under no circumstance shall Stockholder be obliged to pay Acquiror the amount of any indemnification under this Article 10, other than by means of a reduction of the principal amount of the Zero Coupon Notes, it being agreed and understood by Acquiror that its sole recourse against Stockholder for indemnification under this Section 10 shall be limited to such a reduction in the principal amount for the Zero Coupon Notes; provided, however, that the amount of any indemnification owing under Sections 10.1(i)(A), 10.1(ii)(A), 10.1(iii) and/or 10.1(iv) shall not be so limited and shall be paid to Acquiror in cash; and

         (e)      no indemnification shall be due from Acquiror under this
Article 10 (except for indemnification under Section 10.2(i)(A) or 10.2(iii)) until the aggregate amount of all such costs and expenses as to which indemnification would otherwise be due from Acquiror under this Article 10 exceeds the aggregate sum of $500,000 and in no event shall the aggregate liability of Acquiror exceed $2,000,000 under this Article 10 in respect of such costs and expenses.

         ARTICLE 11. MISCELLANEOUS.

         Section 11.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         If to Acquiror:

                  SunLink Healthcare Corp.
                  900 Circle 75 Parkway
                  Suite 1300
                  Atlanta, GA  30339
                  Attention:  Robert M. Thornton, Jr.
                  Facsimile:  (770) 933-7010

         with a copy to:

                  Smith, Gambrell & Russell, LLP
                  1230 Peachtree Street, NE
                  Suite 3100, Promenade II
                  Atlanta, GA  30339
                  Attention:  Howard E. Turner, Esq.
                  Facsimile:  (404) 685-6894

         If to the Companies:

                  NetCare Health Systems, Inc.
                  424 Church Street, Suite 2100
                  Nashville, TN  37219
                  Attention:  Philip D. Wheeler
                  Facsimile:  (615) 742-8505
                  with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, NY  10036-8299
                           Attention: James D. Meade, Esq.
                           Facsimile: (212) 969-2900



                  If to Stockholder:

                           c/o Charterhouse Group International, Inc.
                           535 Madison Avenue
                           New York, NY  10022
                           Attention:  President
                           Facsimile:  (212) 750-9704

                  and

                           c/o HCA-The Healthcare Company
                           One Park Plaza
                           Nashville, TN  37203
                           Attention:  Senior Vice President of Development
                           Facsimile:  (615) 344-2824

                  with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, NY  10036-8299
                           Attention:  James D. Meade, Esq.
                           Facsimile:  (212) 969-2900

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (b) if given by any other means, upon delivery or refusal of delivery during regular business hours at the address specified in this Section.

         Section 11.2 Assignability; Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as specifically referred to herein, this Agreement is for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and nothing in this

Agreement is intended to confer, expressly or by implication, upon any other person any legal or equitable rights, remedies or claims under or by reason of this Agreement.

         Section 11.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws.

         Section 11.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart signed by the other parties.

         Section 11.5 Publicity. Stockholder and Acquiror agree that press releases and other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that either party may make such announcements as, in the written opinion of its counsel, such party is required to make pursuant to applicable law or the requirements of a stock exchange or other applicable self-regulatory organization, but in such event such party shall, to the extent practicable, give the other party reasonable prior notice and an opportunity to comment on the proposed announcement.

         Section 11.6 Complete Agreement. This Agreement, the exhibits hereto, the schedules and documents delivered pursuant hereto or referred to herein and the Confidentiality Agreements contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments and writings.

         Section 11.7 Amendments and Waivers. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any or documents delivered pursuant hereto,
(c) waive compliance with any of the covenants or agreements contained in this Agreement or (d) amend this Agreement, if and only, in the case of an extension or amendment, if such action is set forth in a written agreement signed by each party hereto affected by the extension or amendment or, in the case of a waiver, if such waiver is signed by each party against whom the waiver is to be effective.

         Section 11.8 Expenses. Except as specifically provided in this Agreement, each party shall be responsible for its own expenses in connection with their Agreement and the parties shall split the fees incurred in connection with any filing made pursuant to the HSR Act and as may be reasonably incurred with respect to state licensing. Stockholder shall also bear the expenses incurred by the Companies in connection with the transactions contemplated by this Agreement.

         Section 11.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.10 Severability. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

         Section 11.11 Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

         Section 11.12 Arbitration

         (a) Any and all disputes, controversies or claims arising out of or relating to this Agreement or any Transaction Documents executed in connection herewith, or the rights or interests of the Stockholder or Acquiror or the breach or alleged breach of this Agreement or any such Transaction Documents, whether arising during or at or after the termination of this Agreement, shall be settled exclusively by arbitration to be held in Washington, D.C. in accordance with the commercial rules of the American Arbitration Association then in effect. There shall be one arbitrator appointed in accordance with those rules. As part of his award, the arbitrator shall make a fair allocation between the parties of the fee and expenses of the American Arbitration Association and the cost of any transcript, taking into account the merits of their claims and defenses. The arbitrator shall render his award on an expedited basis. Failure of any party hereto to submit to arbitration under this Section shall result in arbitrator ruling in favor of the other party if such other party has submitted to arbitration under this Section. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the non-exclusive jurisdiction in District of Columbia courts, New York courts sitting in New York county and Georgia courts sitting in Fulton County for that purpose. The arbitrator may grant injunctive or other relief.

         (b) The prevailing party shall be entitled to recover from the other party reasonable attorney fees and charges in any action, suit or proceeding arising out of or relating to this Agreement or any such Transaction Document.

                                  [END OF TEXT]


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


                                [EXECUTION PAGE]


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                    NHS, INC.


                                    By: /s/ Michael A. Koban
                                       ----------------------------------------
                                       Name: Michael A. Koban
                                       Title: President


                                    SUNLINK HEALTHCARE CORP.


                                    By: /s/ Robert M. Thornton, Jr.
                                       ----------------------------------------
                                       Name: Robert M. Thornton, Jr.
                                       Title: Chief Executive Officer



                                       37